 Exhibit 99.1

[3D SYSTEMS LETTERHEAD]

NEWS RELEASE
3D Systems Reports Record First-Quarter Revenue

VALENCIA, California, May 4, 2006—3D Systems Corporation (NASDAQ: TDSC), a leading provider of rapid 3-D Printing, Prototyping and Manufacturing solutions, reported the following operating results for the first quarter of 2006 today.

Revenue grew to $33.5 million, a 10% increase over the 2005 period and a new first-quarter record. Foreign currency translation had a $1.3 million adverse effect on revenue in the quarter, reducing first-quarter revenue growth by 4.3 percentage points from what would have otherwise been 14.5% revenue growth.

“Following on the heels of our all time record revenue in the fourth quarter of 2005, we are extremely pleased to report another record revenue quarter as we continue to benefit from higher sales of new products,” said Abe Reichental, 3D Systems’ president and chief executive officer. “However, our continued success is exposing us to some growing pains as our significant increase in new systems’ placements is stretching our field engineering resources. That, in combination with our planned accelerated relocation and restructuring activities with our previously announced move to Rock Hill, South Carolina, which we expect to complete this summer, and our Oracle®-based ERP system that began operating successfully on May 1, negatively affected our first-quarter earnings and resulted in $0.6 million operating loss and a $1.2 million or $0.08 per share net loss available to common stockholders on a fully diluted basis,” continued Reichental.

“Specifically, some of our more sophisticated, automated manufacturing systems required extensive commissioning and training. As a result of the high volume of sales of these systems and the need to provide more extended customer training support and installation activities than the traditional services provided with our legacy systems, we have experienced significant field service resource constraints. We believe that the additional costs and foregone ordinary service revenue associated with these growth challenges adversely affected our revenue growth and profitability during the first quarter of 2006 as we have devoted substantial resources to meeting the needs of our customers. While we believe that these are healthy growth pains, we are putting in place a corrective action plan to cope with the increased activity level proactively and cost effectively,” said Reichental.

“These growth challenges contributed to our $0.6 million operating loss for the first quarter. Other significant items that contributed to this operating loss were $1.6 million of severance and restructuring costs that we incurred in the first quarter related to our relocation to Rock Hill, South Carolina, which were in line with our previously disclosed expectations, $1.1 million of higher selling, general and administrative expenses, including $0.4 million of higher sales expenses associated with increased revenue and a $0.2 million expense under SFAS No. 123R for previously granted stock options, and $0.6 million of higher R&D investments reflecting our continuing work on new product development efforts. These higher operating expenses more than offset our higher gross profit arising from our higher revenue in the first quarter,” concluded Reichental.

Revenue By Class of Product and Service
($ Millions)

	First Quarter		%
	2006	2005	Change
Systems and other products	$12.3	$10.2	21%
Materials	$11.9	$10.1	18%
Services	$9.3	$10.2	(9%)
Total	$33.5	$30.4	10%

Revenue from systems and materials increased by 21% and 18%, respectively, in the first quarter of 2006 from 2005’s first quarter. Systems’ and materials’ revenue benefited from volume increases from newer systems and materials and the favorable combined effect of price and mix. These increases were partially offset by a decline in core product unit volume and unfavorable foreign currency translation.

Revenue from services decreased 9% to $9.3 million for the first quarter of 2006 from $10.2 million for the first quarter of 2005 principally due to a $0.4 million unfavorable effect of foreign currency translation, planned reductions of legacy systems’ upgrade packages, some of which we have discontinued, lower volume of certain replacement parts now experiencing longer service lives, and foregone ordinary time and material field service revenue as a result of our resource constraints in connection with the productivity effects from the growth challenges discussed above.

Revenue from U.S. operations increased by 28% to $18.3 million for the first quarter of 2006 from $14.3 million for the first quarter of 2005 due to higher volume and favorable combined price/mix effects. U.S. operations benefited from a previously restructured sales force, sales to new customers and to a broader range of applications, and new revenue generation resulting from promotional efforts for materials in prior periods.

Revenue from European operations was $11.1 million for both the first quarter of 2006 and the first quarter of 2005. The positive effects in Europe of increased revenue from new product sales and the favorable effect of price and mix were more than offset by the unfavorable effect of foreign currency translation. At constant exchange rates, European revenue would have increased by 9%.

Revenue from Asia-Pacific operations decreased 18% to $4.1 million for the first quarter of 2006 from $5.0 million for the first quarter of 2005, reflecting quarterly fluctuations in sales of large systems and the effect of the growth challenges mentioned above.

Although backlog has historically not been a significant factor in the company’s business because of relatively short production and delivery lead times, the company had approximately $2.8 million of booked orders outstanding at March 31, 2006, primarily for systems, all of which it expects to ship in 2006. We believe that this lower level of booked orders remains higher than the company’s historical experience.

Operating Highlights
($ Millions, except per share amounts)

	First Quarter		%
	2006	2005	Change
Revenue	$33.5	$30.4	10%
Gross profit	$14.0	$13.0	8%
% of Revenue	42%	43%
Operating expenses	$14.7	$11.4	29%
% of Revenue	44%	37%
Operating income (loss)	($0.6)	$1.6	N/A
% of Revenue	(2%)	5%
Net income (loss) to common stockholders	($1.2)	$0.8	N/A
% of Revenue	(4%)	3%
Diluted income (loss) per share to common stockholders	($0.08)	$0.05	N/A
Depreciation and amortization	$1.5	$1.5	(2%)
% of Revenue	4%	5%

Gross profit increased by $1.0 million to $14.0 million for the 2006 quarter from $13.0 million for the first quarter of 2005, but declined to 41.8% of consolidated revenue for the 2006 quarter from 42.7% of consolidated revenue for the first quarter of 2005.

Gross Profit Margins
($ Millions)

	First Quarter		%
	2006	2005	Change
Products	$11.7	$9.9	18%
% Revenue	48%	49%
Services	$2.3	$3.1	(24%)
% Revenue	25%	30%
Total	$14.0	13.0	8%
% Revenue	42%	43%

Gross profit for products increased 18% in the first quarter of 2006 but decreased by 0.8 percentage points to 48.3% of consolidated product revenue from 49.1% of consolidated product revenue in the first quarter of 2005. The decrease in product margins in the first quarter of 2006 reflected additional costs incurred to deal with the challenges of our rapid growth in systems’ sales and the short-term incremental overhead costs associated with transitioning operations out of Grand Junction. Gross profit benefited from expanded sales of materials from new customers because of promotional efforts in prior periods.

Gross profit margin on services decreased to 25% of consolidated service revenue for the first quarter of 2006 from 30% for the first quarter of 2005 because of planned lower sales of upgrades for older legacy systems, lower volume of certain replacement parts and the strains on resources related to installation, service and training, which resulted in some foregone ordinary service revenue from everyday time and material service activities.

Operating Expenses
($ Millions)

	First Quarter		%
	2006	2005	Change
SG&A	$9.8	$8.7	12%
R&D	$3.3	$2.7	22%
Severance and restructuring	$1.6	--	NM
Total	$14.7	$11.4	29%

Operating expenses increased by $3.3 million to $14.7 million in the first quarter of 2006 reflecting:

•       $1.6 million of severance and other restructuring costs in connection with our planned relocation to Rock Hill, South Carolina. These costs include primarily personnel, relocation and recruiting costs, and were generally in line with our previously disclosed expectations.

•       $1.1 million of higher selling, general and administrative expenses, $0.4 million of which related to higher sales expenses associated with increased revenue and $0.2 million of which related to the adoption of SFAS No. 123R for amortization of unvested stock options granted in previous years.

•       $0.6 million of higher strategic and tactical R&D expenditures, reflecting our continuing commitment of resources to new product research and development projects.

The $1.6 million of severance and restructuring costs and the $0.2 million of SFAS No. 123R expenses contributed significantly to our $0.6 million operating loss and our $1.2 million net loss available to common stockholders.

“We continue to focus on the creation of long-term stockholder benefits despite some near-term costs associated with our strategic initiatives, and the first quarter of 2006 was one of the quarters in which we realized some of those costs,” said Reichental. “Aside from the items discussed above, included in operating expenses in the first quarter of 2006 are costs associated with our implementation of an Oracle®-based ERP system, our establishment of a shared service center in Europe that we expect to reduce European administrative costs, our completion of the transfer of our InVision™ materials’ production line to our Marly facility and the outsourcing of our spare-parts supply activities to United Parcel Service,” continued Reichental. “We expect each of these key initiatives to provide us with demonstrable operating benefits as we move forward.

“We are also continuing to focus on broadening our product portfolio consistent with our key initiatives to grow our Rapid Manufacturing and 3-D Printing base,” said Reichental. “In the first quarter, we commenced collaborating with Materialise to distribute jointly their Magics software product line worldwide. We also reached an agreement in principle with DSM Somos to cross-license certain patents and other intellectual property related to stereolithography materials, and several days ago we announced an exciting agreement with Symyx Technologies to work together to discover and commercialize advanced materials for use in our Rapid Prototyping and Rapid Manufacturing solutions.

“And we are continuing our new product introductions,” continued Reichental. “Since the beginning of 2006, we have introduced five new products, including:

•       A faster model of the InVision™ LD 3-D Printer that is able to produce parts 30% faster, and we subsequently reduced the InVision™ LD printer’s price to $14,900, making it accessible to a broader audience of engineers, marketers and students;

•       A new dental system, InVision™ DP (Dental Professional) that helps dental labs transition into the digital age;

•       A new suite of software, 3DView™, 3DManage™ and 3DPrint™ that provides numerous productivity and cost-saving benefits for our three technology platforms;

•       Accura® 60 Plastic, a new stereolithography material that simulates the look and feel of molded polycarbonate; and

•       New VisiJet® LD100 materials in two new colors—red and blue.

“Finally, during the first quarter, as we previously announced, we signed a 15-year lease and broke ground to bring our new state-of-the-art Rapid Manufacturing facility and global headquarters to Rock Hill, South Carolina, and we opened a 12,000 square foot interim facility there to facilitate our transition to Rock Hill,” concluded Reichental.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio Webcast to discuss its first-quarter 2006 financial results today at 11:00 am Eastern Time (8:00 am Pacific Time).

•       To access the Conference Call, dial 1-800-811-9406 (or 706-634-0653 from outside the United States). A recording will be available two hours after completion of the call for seven days. To access the recording, dial 1-800-642-1687 (or 706-645-9291 from outside the United States) and enter 8182929, the conference call ID number.

•       To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com. The link to the Webcast is provided on the homepage of the website. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The Webcast will be available for replay at: www.3dsystems.com under the Investor Relations’ section.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of

1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and expectations and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of financial condition and results of operations, which appear in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

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Tables Follow

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2006 and March 31, 2005
(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2006	March 31, 2005
	(Unaudited)
Revenue:
Products	$24,216	$20,246
Services	9,311	10,186
Total revenue	33,527	30,432
Cost of sales:
Products	12,526	10,298
Services	6,986	7,129
Total cost of sales	19,512	17,427
Gross profit	14,015	13,005
Operating expenses:
Selling, general and administrative	9,763	8,696
Research and development	3,257	2,675
Severance and Restructuring	1,638
Total operating expenses	14,658	11,371
Income (loss) from operations	(643)	1,634
Interest and other expense, net	114	345
Income (loss) before provision for income taxes	(757)	1,289
Provision for income taxes	76	94
Net income (loss)	(833)	1,195
Preferred stock dividends	411	412
Net income (loss) available to common stockholders	$(1,244)	$783
Shares used to calculate basic net income (loss) available to common stockholders per share (1)	15,303	14,575
Basic net income (loss) available to common stockholders per share (1)	$(0.08)	$0.05
Shares used to calculate fully diluted net income (loss) available to common stockholders per share (1)	15,303	15,813
Diluted net income (loss) available to common stockholders per share (1)	$(0.08)	$0.05

(1)          See Schedule 1 for the calculation of basic and diluted net income (loss) available to common stockholders per share.

3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
March 31, 2006 and December 31, 2005
(in thousands)

	March 31, 2006	December 31, 2005(2)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,398	$24,112
Accounts receivable, net	29,735	33,172
Inventories, net	16,410	13,960
Deferred tax assets	2,500	2,500
Prepaid expenses and other current assets	9,910	9,523
Total current assets	84,953	83,267
Property and equipment, net	13,605	12,166
Goodwill	44,843	44,747
Intangible assets, net	7,949	7,990
Restricted cash	1,200	1,200
Other assets, net	837	1,572
	$153,387	$150,942
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$210	$200
Accounts payable	12,525	10,949
Accrued liabilities	12,143	12,174
Customer deposits	1,353	1,945
Deferred revenue	14,198	13,768
Total current liabilities	40,429	39,036
Long-term debt, less current portion	3,435	3,545
Convertible subordinated debentures	22,604	22,604
Other liabilities	1,060	1,039
Total liabilities	67,528	66,224
Series B convertible redeemable preferred stock	15,257	15,242
Stockholders’ equity:
Common stock, authorized 25,000 shares, issued and outstanding 14,656 (2005) and 14,490 (2004)	16	15
Additional paid-in capital	111,344	106,883
Deferred compensation	(4,127)	(1,461)
Treasury stock, at cost	(213)	(154)
Accumulated deficit in earnings	(35,631)	(34,798)
Accumulated other comprehensive income (loss)	(787)	(1,009)
Total stockholders’ equity	70,602	69,476
	$153,387	$150,942

(2)          The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but omits certain of the information required by generally accepted accounting principles for complete financial statements.

3D SYSTEMS CORPORATION
Condensed Consolidated Statement of Cash Flows
Three Months Ended March 31, 2006 and March 31, 2005
(in thousands)

	Three Months Ended
	March 31, 2006	March 31, 2005
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$ (833)	$ 1,195
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,514	1,549
Bad debt provision (benefit)	60	(39)
Stock-based compensation expense	452	75
Loss on disposition of property and equipment	2	1
Changes in operating accounts:
Accounts receivable	3,639	1,754
Inventories, net	(2,352)	556
Prepaid expenses and other current assets	(395)	(2,193)
Other assets	93	(105)
Accounts payable	1,550	(40)
Accrued liabilities	(495)	(2,818)
Customer deposits	(594)	(26)
Deferred revenue	353	494
Other liabilities	(2)	(91)
Net cash provided by (used in) operating activities	2,992	312
Cash flows from investing activities:
Purchase of property and equipment	(2,184)	(764)
Additions to licenses and patents	(159)	(132)
Proceeds from the sale of property and equipment	150	—
Software development costs	(40)	(222)
Net cash used in investing activities	(2,233)	(1,118)
Cash flows from financing activities:
Stock option, stock purchase plan and restricted stock proceeds	1,687	1,115
Repayment of long-term debt	(100)	(90)
Payments under obligation to former 3D Systems SA stockholders	—	(219)
Payment of accrued liquidated damages	—	(36)
Net cash provided by financing activities	1,587	770
Effect of exchange rate changes on cash	(60)	267
Net increase (decrease) in cash and cash equivalents	2,286	231
Cash and cash equivalents at the beginning of the period	24,112	26,276
Cash and cash equivalents at the end of the period	$ 26,398	$ 26,507
Selected Supplemental Cash Flow Information:
Interest payments	$ 30	$ 61
Income tax payments	312	602
Non-cash items:
Conversion of 6% convertible subordinated debentures	$ —	$ 100
Conversion of preferred stock	—	26
Accrued dividends on preferred stock	387	387
Transfer of equipment from inventory to property and equipment, net	328	545
Transfer of equipment to inventory from property and equipment, net	15	307

Schedule 1

The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) available to common stockholders per share computations:

	Three Months Ended
	March 31, 2006	March 31, 2005
	(Unaudited)
Basic net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$(1,244)	$783
Denominator:
Weighted average common shares outstanding	15,303	14,575
Basic net income (loss) available to common stockholders, per share	$(0.08)	$0.05
Diluted net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$(1,244)	$783
Add: Preferred stock dividend	—	—
Add: Interest on 6% convertible subordinated debentures	—	—
Diluted net income (loss) available to common stockholders, per share	$(1,244)	$783
Denominator:
Weighted average common shares outstanding	15,303	14,575
Add: Effect of assumed exercise of options	—	1,238
Add: Effect of assumed conversion of 6% subordinated convertible debentures	—	—
Add: Effect of assumed conversion of preferred stock	—	—
Diluted weighted average common shares outstanding	15,303	15,813
Diluted net income (loss) per common share	$(0.08)	$0.05

For the three months ended March 31, 2006, shares of common stock issuable upon the conversion of convertible preferred stock, convertible debt and the exercise of stock options were excluded from the calculation of diluted net loss per share because their effects would have been anti-dilutive; that is, they would have reduced net loss per share. At March 31, 2006, there were 5,672 potentially dilutive securities that were not included in the diluted calculation comprised of 835 stock options, 2,617 shares issuable upon conversion of preferred stock and 2,220 shares issuable upon conversion of the 6% convertible subordinated debentures.

For the three months ended March 31, 2005, shares of common stock issuable upon the conversion of outstanding convertible preferred stock and convertible debt were excluded from the calculation of diluted net income per share because their effects would have been anti-dilutive; that is, they would have increased net income per share. Weighted average shares outstanding used to calculate diluted net income per share include the effect of the assumed exercise of 2,294 outstanding in-the-money stock options which, pursuant to the treasury-stock method, would have resulted in the inclusion of 1,238 diluted shares of common stock.